                                                            EXHIBIT 11.1

                      AEHR TEST SYSTEMS AND SUBSIDIARIES
                     COMPUTATIONS OF NET INCOME PER SHARE
                     (in thousands, except per share data)
                                 (Unaudited)

                                                                THREE MONTHS ENDED NOVEMBER 30,   SIX MONTHS ENDED NOVEMBER 30,
                                                                -------------------------------   -----------------------------
                                                                     1997            1996              1997          1996
                                                                     ----            ----              ----          ----
Weighted average common shares outstanding..................          6,831          4,304            5,780          4,304
Weighted average common equivalent shares assuming
    conversion of stock options under the treasury
    stock method............................................            566             65              517             57
Common and common equivalent shares pursuant to Staff
    Accounting Bulletin No. 83..............................            -              108              -              108
                                                                    -------        -------          -------        -------

Shares used in per share calculations.......................          7,397          4,477            6,297          4,469

                                                                    -------        -------          -------        -------
                                                                    -------        -------          -------        -------

Net income..................................................       $    908       $    423          $ 1,522       $    790

                                                                    -------        -------          -------        -------
                                                                    -------        -------          -------        -------

Net income per share........................................       $   0.12       $   0.10          $  0.24       $   0.18
                                                                    -------        -------          -------        -------
                                                                    -------        -------          -------        -------

          The difference between primary and fully diluted earnings per share is less than $0.01 for each period presented.




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